Exhibit 10.1

Supplement to Employment Agreement

                         , 2014

THIS SUPPLEMENT IS MADE TO THE EMPLOYMENT AGREEMENT by and between Autoliv, Inc., a Delaware corporation (the “Company”), and                     , personal code number                     (the “Executive”), that was entered into on                      (the “Employment Agreement”).

1.	[The Company has offered, and the Executive has accepted, a new role as the Company’s (the “New Position”).] [In connection with the Company’s internal reorganization, the Executive will maintain his current role as the Company’s but such role will be part of a new reporting structure with either new responsibilities and/or a requirement that the Executive report to an executive other than the Chief Executive Officer (the “New Position”).]

2.	In recognition of the Executive’s New Position, the Company has the pleasure to confirm the new applicable compensation for the Executive, valid as of September 1, 2014:

(a)	[Annual base salary. The base salary will be at the rate of [SEK] [USD] [CNY] per year.]

(b)	[Short-term incentive (STI). The Executive will be entitled to a STI related to net income for the Company according to the following formula:

The STI starts from zero at a result of 70% of the 2013 actual net income and increases linearly up to [SEK] [USD] [CNY]             (target) when 2014 actual net income = 2013 actual net income. The STI increases at the same rate up to a cap amounting to [SEK] [USD] [CNY]             (2.0 times target) when 2014 actual net income = 130% of the 2013 actual net income.

Please note the following: (i) The STI is payable only after approval by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) and written confirmation by the Vice President Human Resources of the Company when the annual accounts have been approved; (ii) for purposes of the STI, net income shall be calculated as reported on the income statement in the Company’s financial statements; provided, however, that the Compensation Committee may make certain adjustments to such calculation, in its sole discretion, to account for extraordinary events (including, but not limited to, acquisitions, divestitures and similar events); (iii) the STI formula is subject to annual review and modification; (iv) the STI, if any, will be paid in the first quarter of 2015 but no later than March 15, 2015; and (v) the Executive must be employed by the Company on December 31, 2014 in order to receive payment of the STI and if the Executive’s employment with the Company terminates for any reason prior to such date, he will not be entitled to any STI.]

(c)	[Long-term incentive (LTI). The target value (as determined in accordance with the Company’s internal valuation process for LTI awards) of your LTI awards to be granted in February 2015 (provided that the 2015 LTI Plan has been approved by the Board) will be USD .]

3.	The Executive, on behalf of himself, his heirs and assigns, unconditionally consents to the New Position and any related change in his authority, duties and responsibilities and/or any change in the Executive’s reporting requirements (the “New Position and Duties”) and irrevocably and absolutely waives and releases his rights, if any, whether now or in the future, to assert that the New Position and Duties constitutes a right to terminate the Employment Agreement [pursuant to Section 10(c) of the Employment Agreement], or to receive any benefits provided under the Employment Agreement as a result of such a termination of employment on account of the New Position and Duties.

4.	The parties acknowledge and agree that the Employment Agreement shall be revised and amended in light of the Waiver and Release of Rights set forth in Section 3 of this Agreement, such that [Section 2 of] the Employment Agreement shall be amended to reflect the Executive’s New Position.

5.	Other terms and conditions of the Employment Agreement remain unchanged.

IN WITNESS WHEREOF this Supplement has been executed the day and year first above written.

AUTOLIV, INC

Jan Carlson	[Executive]
Chairman of the Board & CEO